Exhibit 99.1

August 7, 2020:

Air Industries Group Announces Financial Results for the Three and Six Months ended June 30, 2020.

Bay Shore, NY -- (Business Wire) – August 7, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced its results for the three and six months ended June 30, 2020.

Highlights

For the three months ended June 30, 2020 compared to June 30, 2019

•	Consolidated net sales for the three months ended June 2020 were $8.5 million a decline of $4.9 million or 36% compared to $13.4 million in 2019.
•	Consolidated gross profit for the three months ended June 2020 was $600,000 a decline of $1.6 million or 72% compared to $2.2 million in 2019. Gross profit as a percentage of sales declined from 16.3% in 2019 to 7.2% in 2020.
•	Operating expenses for the three months ended June 2020 were essentially unchanged, at $1.9 million.
•	Air Industries had an operating loss for the three months ended June 2020 of $1.3 million compared to an operating profit of $219,000 in 2019.
•	Interest and financing costs for the three months ended June 2020 were $428,000 a dramatic decline of $564,000 or 57% compared to $992,000 in 2019. The decline in interest expense reflects the significantly lower interest rates of the Company’s new credit facility with Sterling National Bank.
•	Net Loss for the three months ended June 2020 was $1.6 million compared to a net loss of $735,000 in 2019.

For the six months ended June 30, 2020 compared to June 30, 2019

•	Consolidated net sales for the six months ended June 2020 were $21.9 million a decline of $5.3 million or 19% compared to $27.2 million in 2019.
•	Consolidated gross profit for the six months ended June 2020 was $2.8 million a decline of $1.7 million or 37% compared to $4.5 million in 2019. Gross profit as a percentage of sales declined from 16.4% in 2019 to 12.7% in 2020.
•	Operating expenses for the six months ended June 2020 were $4.2 million an increase of $200,000 or 3% from $4.0 million in 2019.
•	Air Industries had an operating loss for the six months ended June 2020 of $1.4 million compared to operating income of $156,000 in 2019.
•	Interest and financing costs for the six months ended June 30, 2020 were $800,000 a decline of $ 1.2 million or 57% compared to $2.0 million in 2019. The decline in interest expense reflects the significantly lower interest rates of the Company’s new credit facility with Sterling National Bank.
•	Loss from continuing operations for the six months ended June 2020 was $526,000 compared to a loss from continuing operations $1.7 million in 2019. The reduction in loss from continuing operations for the six months includes an income tax refund of $1.4 million arising from tax law changes in recent legislation. Otherwise, the loss from continuing operations for the six months ended June 2020 would have been approximately $1.9 million, comparable to 2019.

•	Adjusted EBITDA for the six months ended June 2020 was $755,000 as shown in the table below. Adjusted EBITDA is a non-GAAP financial measure which is reconciled to the most directly comparable GAAP financial measure and is more fully defined in the below table.

For the Six Months Ended June 30, 2020
Net Loss	$(526,000)
Add-backs to EBITDA
Interest	806,000
Taxes	(1,414,000)
Depreciation & Amortization	1,502,000
EBITDA	368,000
Add-backs to Adjusted EBITDA
Bank Charges	72,000
Stock Compensation	315,000
Adjusted EBITDA	$755,000

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “Our press release on May 18th discussed how Covid-19 negatively impacted our operations. These impacts are clearly seen in the 34% reduction in shipments in the second quarter. During the second quarter, the impact on our production and shipments was most severe in April, when average weekly sales were just 50% of our Q-1 average. Sales improved in May and improved further in June rebounding to approximately 80% of the Q-1 average.

There are still disruptions and challenges but these are moderating. We believe that conditions will continue to improve during the current quarter. As sales improve, we are confident our gross margin – which is highly variable with sales volume – will return to historical, higher levels. We are optimistic about the third quarter and more optimistic about the fourth. Our recent significant capital investment reflects our confidence in the future.”

Additional information about the Company can be found in its filings with the SEC.

Investor Conference Call

Management will host a conference call on Monday August 10, 2020 at 4:30PM Eastern

Conference Toll-Free Number – 800.309.1256

Passcode – 887 600

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

631.968.5000

ir@airindustriesgroup.com